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                                                                   EXHIBIT 23(C)

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

To the Board of Directors
Metromedia International Telecommunications, Inc.:

     The audits referred to in our report dated April 12, 1995, included the related financial statement schedule as of December 31, 1994, and for the year then ended incorporated by reference in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     Our report dated April 12, 1995, contains an explanatory paragraph that states that the Company has suffered significant recurring losses and negative operating and investing cash flows as a result of its investments in joint ventures which have either not commenced operations or have only recently commenced operations and are experiencing losses that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

     We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/  KPMG Peat Marwick LLP
                                          --------------------------------------

New York, New York
October 27, 1995